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                                                                 EXHIBIT 3.34.01


                           ARTICLES OF INCORPORATION


                                       OF


                     JOHN BROWN SCHOOLS OF CALIFORNIA, INC.

                                   ARTICLE I

     The name of this corporation is John Brown Schools of California, Inc.

                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This corporation is authorized to issue only one class of shares of stock which shall be designated Common Stock; and the total number of shares which this corporation is authorized to issue is one (1).

     Upon the completion of the foregoing business, and upon a motion duly made, seconded and carried, the meeting adjourned.


     Dated:  October 30, 1986
                     --


                                       /s/ E. William George
                                       ----------------------
                                       E. William George

                                       Secretary



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